18



                                                  Exhibit 99.1
_________________________________________________________________










                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                              FORM 11-K

                            ANNUAL REPORT

                   Pursuant to Section 15(d) of the
                   Securities Exchange Act of 1934


              For the Plan Year Ended December 31, 1996



                             APL LIMITED
                              SMART PLAN
                       (Full Title of the Plan)



                             APL LIMITED
     (Name of Issuer of the Securities Held Pursuant to the Plan)

                            1111 Broadway
                      Oakland, California 94607
               (Address of Principal Executive Office)














_________________________________________________________________

                          TABLE OF CONTENTS


                                                          Page
                                                          ____

     Report of Independent Public Accountants              6

     Statement of Net Assets Available for Benefits        7

     Statement  of Changes in Net Assets Available
      for Benefits                                         8

     Notes to Financial Statements                      9-17

     Exhibits:
      10.1 Copy of the APL Limited SMART Plan as amended * and restated, effective as of January 1, 1993, filed as Exhibit 10.12 to the Company Form SE (File No. 1-8544), dated March 24, 1993.


      23.1   Consent of Independent Public Accountants    18



    * Incorporated by Reference

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Benefits Committee of
 APL Limited:



We have audited the accompanying statement of net assets available for benefits of the APL Limited SMART Plan (the "Plan") as of December 31, 1996 and 1995, and the related statement of changes in net assets available for benefits for the year ended December 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1996 and 1995, and the changes in its net assets available for benefits for the year ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/  Arthur Andersen LLP
San Francisco, California
May 2, 1997

                             APL Limited
                              SMART Plan
            Statement of Net Assets Available for Benefits



                                         As of December 31,

                                 _________________________________

                                       1996              1995
                                     ________          ________
ASSETS

Investment in Master Trust,
 at Fair Value                     $194,700,057      $182,117,387

Receivables from APL Limited:
   Employer Contribution                  1,045                10
   Employee Contribution                  1,441               288

                                   ____________      ____________

TOTAL ASSETS                        194,702,543       182,117,685
                                   ____________      ____________

LIABILITIES                                 (40)             (817)
                                   ____________      ____________

NET ASSETS AVAILABLE
 FOR BENEFITS                      $194,702,503      $182,116,868
                                   ============      ============



The accompanying notes are an integral part of these statements.

                           APL Limited
                           SMART Plan
    Statement of Changes in Net Assets Available for Benefits


                                For the Year Ended December 31,
                                _______________________________

                                         1996
                                      ____________
ADDITIONS:

 Contributions:
   Employer                           $  5,103,658
   Participants                          8,545,422

 Transfer of assets from
   Profit-Sharing Plan                      45,815

 Net Investment Gain from Master Trust  23,641,415
                                      ____________

   TOTAL ADDITIONS                      37,336,310


DEDUCTIONS:

 Benefits paid to Participants          24,722,239

 Administrative Expenses                    28,436
                                      ____________

   TOTAL DEDUCTIONS                     24,750,675
                                      ____________

NET INCREASE                            12,585,635

Net Assets Available for Benefits:
 Beginning of Year                     182,116,868
                                      ____________


 End of Year                          $194,702,503
                                      ============



The accompanying notes are an integral part of these statements.

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

1. PLAN DESCRIPTION

The following description of the Plan is provided for general information purposes only. More complete information regarding the Plan's provisions may be found in the Plan document.

General

The APL Limited SMART Plan (the "Plan"), formerly known as the American President Companies, Ltd. SMART Plan, is a defined contribution plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is intended to qualify as a profit-sharing plan under section 401(a) of the Internal Revenue Code (the "Code") and contains a salary deferral arrangement intended to qualify under section 401(k) of the Code.

Administration

The Plan is administered by the Benefits Committee appointed by the Board of Directors of APL Limited (previously known as American President Companies, Ltd.) (the "company").

Trustee

The Plan trustee is Fidelity Management Trust Company.

Participation

All employees of the participating companies are eligible to participate in the Plan, except employees covered by a collective bargaining agreement, individuals employed outside the U.S. and not on the U.S. payroll, employees classified by the company as a driver, driver-trainer or temporary employee, and employees designated by the company as not eligible to participate.

A participant terminating employment may not make further contributions to the Plan, but may elect immediate distribution or deferral of distribution of benefits to a future period. Undistributed benefits credited to the participant's account continue to share in the gains and losses of the respective investment funds.

Contribution Determination

Participants may contribute salary deferrals to the Plan in one percent increments up to 12% of their earnings, exclusive of overtime pay, premiums and bonuses. However, these salary deferrals may not exceed $9,500 in 1996. Participants may make after-tax contributions, provided that the total of salary deferrals and after-tax contributions does not exceed 16% of earnings. Employee contributions are matched 100% by the
participating  companies  up  to  a  maximum   of   6%   of   the
participant's earnings. Effective January 1, 1997, the base company matching contribution for active employees will be $.75 for each dollar contributed up to 6% of each employee's base salary. Additional matching contributions, up to $.50 for each dollar contributed, may also be made if the company achieves certain financial results. New employees are eligible for company matching contributions on the first day of the payroll period which commences on or after the completion of six months' service. A participant's earnings covered by the Plan is limited to $150,000 in 1996. The companies may make discretionary
contributions,        as        determined         by         the

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

1. PLAN DESCRIPTION (continued)

company's   Board   of  Directors,  which  are   then   allocated
proportionately to each participant. There were no discretionary contributions during the year ended December 31, 1996.

Vesting

Employee  contributions are immediately  vested.   New  employees
vest in the company's contributions ratably over five years of service.

Investment Options

Through December 31, 1996, the Plan provides for eleven investment funds which are maintained in a master trust (the "Master Trust"): the U.S. Bond Index Portfolio, the U.S. Equity Index Portfolio, the Retirement Money Market Portfolio, the Growth and Income Portfolio, the Magellan Fund, the International Growth and Income Fund, the Asset Manager Fund, the Asset Manager Growth Fund, the Asset Manager Income Fund, the APL Limited Stock Fund and a Loan Fund. At the direction of the Benefits
Committee, the Loan Fund is managed by the company and the trustee, the APL Limited Stock Fund is managed by the trustee and the remaining nine funds are managed by the Fidelity Management & Research Company ("Fidelity"), an affiliate of the trustee. No sales charge is levied on the funds managed by Fidelity, however, an annual fee is charged by Fidelity to cover the operating expenses of each fund, including the investment advisory fee. This fee is deducted from the investment return of the fund.

The U.S. Bond Index Portfolio seeks to provide investment results that correspond to the aggregate price and interest performance of the debt securities in the Shearson Lehman Aggregate Bond Index. However, the performance of this fund and the performance of the index may be significantly different. The securities purchased by this fund include U.S. Treasury obligations, U.S. agency obligations, foreign obligations, investment-grade U.S. corporate debt and mortgage-backed obligations. While weighted toward intermediate maturities, the fund can hold debt instruments with long maturities. The fund earns interest daily, and the interest is posted to the participant's account at the end of each calendar month or at the time of total distribution of the account. The monthly income is applied to purchase more shares in the fund.

The U.S. Equity Index Portfolio has the goal of replicating the total return provided by the stocks included in the Standard & Poor's Daily Stock Price Index of 500 Common Stocks (the "S&P 500"). The fund buys and holds virtually all of the 500 stocks contained in the S&P 500 weighted in the same manner. The fund earns dividends daily, and the dividends are posted to the participant's account in the last month of each calendar quarter or at the time of total distribution of the account. The undistributed dividends are reinvested to purchase more shares in the fund.

The Retirement Money Market Portfolio invests in high-quality money market instruments of domestic and foreign issuers which are denominated in U.S. dollars. Such instruments are short-term obligations and range from U.S. Government securities to prime commercial paper issued by private borrowers. The fund seeks to obtain as high a level of current income as possible, given its principal objective of preserving capital and maintaining a share value of $1.00. Interest income is earned daily and posted to
the                                                 participant's

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

1. PLAN DESCRIPTION (continued)

account at the end of each calendar month or at the time of total distribution of the account. The monthly income is applied to purchase additional shares in the fund.

The Growth and Income Portfolio invests in a combination of common stocks, preferred stocks, convertible securities and fixed-
income  instruments of all types and quality  levels.   It  seeks
both long-term growth through capital appreciation and current income through dividends and interest. The fund earns dividends daily, and the dividends are posted to the participant's account in the last month of the calendar quarter or at the time of total
distribution  of  the  account.   The  quarterly  dividends   are
reinvested to purchase additional shares in the fund.

The Magellan Fund seeks capital appreciation by maintaining a portfolio primarily invested in common stocks and securities convertible into common stocks. At December 31, 1996, approximately 4% of this fund was invested in debt securities of all types and quality levels issued by domestic and foreign issuers. The fund is relatively aggressive in pursuing growth. Dividends are declared and posted to the participant's account in May and December of each calendar year. The undistributed semi-annual dividends are reinvested to purchase additional shares in the fund.

The International Growth and Income Fund seeks capital growth and current income by investing principally in foreign securities. It invests a majority of the fund's assets in equity securities selected generally for growth potential with approximately 23% of the fund's total assets in debt securities of any quality and in repurchase agreements at December 31, 1996. The fund earns dividends daily, and the dividends are posted to the participant's account in the last month of the calendar quarter or at the time of total distribution of the account. The quarterly dividends are reinvested to purchase additional shares in the fund.

The Asset Manager series is a family of asset allocation funds offering three distinct approaches to diversified investment through varying mixes of common stocks, mid and long-term bonds and short-term instruments anywhere in the world.

   Asset Manager has a more balanced approach and seeks high total return with reduced risk over the long term by using a more balanced mix of stocks, bonds and short-term instruments. Foreign investments represented 12% of the fund at December 31, 1996. The fund earns dividends daily, and the dividends are posted to the participant's account in the last month of each calendar quarter or at the time of total distribution of the account. The undistributed dividends are reinvested to purchase more shares in the fund.

   Asset Manager Growth is the most aggressive fund in the family seeking to maximize total return through investments in stocks, bonds and short-term instruments. At December 31, 1996, common stocks made up approximately 70% of the fund with foreign investments totaling 14%. The fund earns dividends daily, and the dividends are posted to the participant's account in the last month of each calendar quarter or at the time of total distribution of the account. The undistributed dividends are reinvested to purchase more shares in the fund. Asset Manager Income is the most conservative fund of the series because of its emphasis on income and

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

1. PLAN DESCRIPTION (continued)

   short-term instruments which totaled 48% of the fund at December 31, 1996. Foreign investments totaled 17% of the fund at December 31, 1996. The fund earns dividends daily, and the dividends are posted to the participant's account at the end of each calendar month or at the time of total distribution of the account. The undistributed dividends are reinvested to purchase more shares in the fund.

Through September 30, 1995, the APL Limited Stock Fund consisted entirely of shares of the company's Common Stock ("Common Stock"). Effective October 1, 1995 the APL Limited Stock Fund became unitized. The participant's account will consist of units instead of shares of stock. The fund holds APL Limited Stock and a small amount of short-term securities, such as money market instruments.

The Loan Fund is invested solely in promissory notes executed by participants. A participant may borrow from his or her account up to the lesser of $50,000 or 50% of the participant's vested interest. The outstanding balance of all prior loans under the Plan or any other plan maintained by the company or its affiliates reduces the amount available for future loans. Moreover, the $50,000 limit is reduced by the amount of any loan repayments made during the most recent 12 months. The minimum amount for any loan is $1,000 and the minimum monthly loan repayment is $50. Loans bear interest at a reasonable rate selected by the company, which provides for a rate of return commensurate with interest rates charged by persons in the business of lending money under similar circumstances and must be repaid within five years, except for loans used to acquire a principal residence which must be repaid within 15 years. All loans, regardless of term, become due and payable as soon as the participant's employment terminates. A new loan set-up fee of $35 and a quarterly maintenance fee of $3.75 are charged against the accounts of the participants by Fidelity Institutional Retirement Services Company, the Plan's recordkeeper.

Forfeitures and Forfeiture Allocations

Forfeitures are used to reduce company matching contributions and to restore amounts previously forfeited by former employees rehired before the occurrence of a break of service of more than 60 consecutive months. Forfeitures used by the company to offset cash contributions totaled $233,175. The balance of forfeitures available for offset against cash contributions at December 31, 1996, was $20,959.

Funding

Employee contributions are made primarily through payroll deductions and are deposited with the trustee as soon as administratively possible after they are withheld. Company contributions are deposited as soon as reasonably practicable after the amount is determined.

Termination of the Plan

Although the company has no present intention to terminate the Plan, it may do so at any time. Upon termination of the Plan, each participant will be fully vested with respect to company contributions and forfeitures.

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting

Financial statements of the Plan are prepared on the accrual basis of accounting, in accordance with generally accepted accounting principles.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Valuation of Investments

Investments held by the Master Trust are carried at fair value based on quoted market prices as determined by the trustee. Interest income, dividend income, realized gains and losses on investment transactions and unrealized appreciation or depreciation in the Master Trust funds are allocated to each participant's account based on the amount of shares credited to the account on a daily basis, according to the investment mix elected by the participant, and are recorded as net investment gain from Master Trust.

Participant loans are carried at book value which approximates fair value.

Benefits are recorded when paid.

3. TRANSFER OF ASSETS FROM THE PROFIT-SHARING PLAN

The company adopted an amendment to terminate a related plan (American President Profit-Sharing Plan) as of June 3, 1995
following  the sale of American President Trucking Company,  Ltd.
assets   to  Burlington  Motor  Carriers,  Inc.   Prior  to   the
termination of this plan, individuals who remained employed with an affiliate of the company transferred their account balances
and  became eligible participants of the SMART Plan.   The  SMART
Plan was also amended to include the transfer of remaining Profit-
Sharing   Plan   participant  accounts  as  of  May   31,   1996.
Transferred accounts will be treated in accordance with the SMART Plan's provision concerning unclaimed benefits.

4. INVESTMENT IN MASTER TRUST

Effective April 1, 1990, Fidelity Management Trust Company entered into a trust agreement with the company to serve as the trustee of the Plan.

The trust agreement allows benefit plans of subsidiaries to participate in the Master Trust. Income from each investment fund allocated to each plan represents the aggregate of the investment income of the fund allocated to all participants in that plan.

The Plan's interest in the Master Trust is stated at fair value based on the Plan's prorated interest in the Master Trust. All investments are stated at fair value based upon published market quotations. The assets of the Master Trust are allocated to the individual participating plans based upon the relative value of assets contributed to the Master Trust. Interest income,

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

4.   INVESTMENT IN MASTER TRUST (continued)

dividends, investment fees, and gains and losses (both realized and unrealized) of the Master Trust are allocated to the individual participating plans based upon their relative fair values.



The following is a summary of the Plan's investment in the Master
Trust:


                                      American President
                          APL Limited   Profit-Sharing Total
                           SMART Plan     Plan       Master Trust
                         _________________________________________
Plan Investment in the
 Master Trust at
 December 31, 1996       $194,700,057       $    0 $194,700,057
                         ============   ========== ============

Percentage of Total          100%           0.0%      100%
                         ============   ========== ============


Plan Investment in the
 Master Trust at
 December 31, 1995       $182,117,387     $203,741 $182,321,128
                         ============   ========== ============

Percentage of Total          99.9%          0.1%      100%
                         ============   ========== ============

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

4. INVESTMENT IN MASTER TRUST (continued)

The following are summary financial statements of the Master Trust:

[CAPTION]
                                     Statement of Net Assets of the Master Trust
                                                     December 31, 1996

                                    Fidelity Funds
                     _____________________________________________________________________
                     U.S. Bond U.S. Equity Retirement    Growth                  Int'l
                       Index     Index     Money Market and Income Magellan     Growth &
                     Portfolio Portfolio   Portfolio    Portfolio    Fund        Income
Investments at Fair Value:
 Common Stock
 Investments in Stock and
  Bond Mutual Funds $9,156,294 $40,350,847             $46,474,674 $37,426,677 $4,157,410
 Money Market Fund                         $35,162,873
 Loans to Participants
                    __________ ___________ ___________ ___________ ___________ ___________

Total Investments    9,156,294  40,350,847  35,162,873  46,474,674  37,426,677  4,157,410

Liabilities               -           -           -           -           -          -
                    __________ ___________ ___________ ___________ ___________ ___________
Net Assets at
 December 31, 1996  $9,156,294 $40,350,847 $35,162,873 $46,474,674 $37,426,677 $4,157,410
                    ========== =========== =========== =========== =========== ===========

                                      Statement of Net Assets of the Master Trust
                                                      December 31, 1996
                                Fidelity Funds
                       ___________________________
                                 Asset      Asset  APL Limited
                       Asset     Manager   Manager    Stock     Loan
                       Manager   Growth    Income      Fund     Fund         Total
Investments at Fair Value:
 Common Stock                                      $8,956,153             $  8,956,153
 Investments in Stock and
  Bond Mutual Funds $1,845,560 $3,153,365 $684,265                         143,249,092
 Money Market Fund                                     80,290               35,243,163
 Loans to Participants                                         $7,251,649    7,251,649
                    __________ __________ _________ __________ __________ ____________

Total Investments    1,845,560  3,153,365   684,265  9,036,443  7,251,649  194,700,057

Liabilities               -          -         -          -          -            -
                    __________ __________ _________ __________ __________ ____________
Net Assets at
 December 31, 1996  $1,845,560 $3,153,365 $684,265  $9,036,443 $7,251,649 $194,700,057
                    ========== ========== ========= ========== ========== ============

NOTES TO FINANCIAL STATEMENTS

4. INVESTMENT IN MASTER TRUST (continued)

The following are summary financial statements of the Master Trust:

                                       Statement of Net Assets of the Master Trust
                                                       December 31, 1995
                                    Fidelity Funds
                     ____________________________________________________________________
                     U.S. Bond U.S. EquityRetirement    Growth                   Int'l
                       Index     Index    Money Market and Income  Magellan    Growth &
                     Portfolio Portfolio  Portfolio    Portfolio      Fund      Income
Investments at Fair Value:
 Common Stock
 Investments in Stock and
  Bond Mutual Funds $9,500,305 $33,776,506             $36,299,736 $40,789,279 $3,463,801
 Money Market Mutual Fund                  $36,200,035
 Loans to Participants
                    __________ ___________ ___________ ___________ ___________ ___________

Total Investments    9,500,305  33,776,506  36,200,035  36,299,736  40,789,279  3,463,801

Liabilities              -            -           -           -           -          -
                    __________ ___________ ___________ ___________ ___________ ___________
Net Assets at
 December 31, 1995  $9,500,305 $33,776,506 $36,200,035 $36,299,736 $40,789,279 $3,463,801
                    ========== =========== =========== =========== =========== ===========

                                       Statement of Net Assets of the Master Trust
                                                       December 31, 1995
                              Fidelity Funds
                    ________________________________
                                 Asset       Asset    APL Limited
                       Asset    Manager      Manager    Stock       Loan
                      Manager    Growth      Income      Fund       Fund          Total
Investments at Fair Value:
 Common Stock                                          $9,133,399             $  9,133,399
 Investments in Stock and
  Bond Mutual Funds $1,956,695 $2,425,219     $726,051                         128,937,592
 Money Market Mutual Fund                                                       36,200,035
 Loans to Participants                                             $8,050,102    8,050,102
                    __________ __________  ___________ __________  __________ ____________

Total Investments    1,956,695  2,425,219      726,051  9,133,399   8,050,102  182,321,128

Liabilities               -          -            -          -           -            -
                   __________ __________  ___________  __________  __________ ____________
Net Assets at
 December 31, 1995 $1,956,695 $2,425,219     $726,051  $9,133,399  $8,050,102 $182,321,128
                   ========== =========== ===========  ==========  ========== ============

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

4. INVESTMENT IN MASTER TRUST (continued)

                                Statement of Changes in Net Assets of the Master Trust
                                   for the Year Ended December 31, 1996

                                   Fidelity Funds
                     ____________________________________________________________________

                     U.S. Bond  U.S. Equity Retirement   Growth                   Int'l
                      Index      Index     Money Market and Income  Magellan    Growth &
                     Portfolio  Portfolio   Portfolio   Portfolio     Fund       Income

Net Assets at
 December 31, 1995   $9,500,305 $33,776,506 $36,200,035 $36,299,736 $40,789,279 $3,463,801

Realized Gains           (6,462)  2,563,812               1,883,686     961,901     58,169
Unrealized
 Appreciation          (324,879)  3,853,348               3,503,806  (3,197,760)   269,503
Dividend Income                   1,032,787               2,302,590   6,408,998    140,675
Interest Income         641,021               1,759,695
Receipts from Plans     734,603   1,874,188   1,715,219   3,386,638   3,547,546    522,903
Distributions
 to Plans            (1,259,049) (4,199,168) (6,726,067) (5,840,023) (4,977,328)  (339,301)
Administrative Expenses
Interfund Transfers    (227,195)  1,389,752   2,054,975   4,638,562  (6,515,402)       544
Loans to Participants  (151,103)   (520,711)   (628,744)   (725,368)   (784,621)   (56,954)
Loan Paybacks           249,053     580,333     787,760   1,025,047   1,194,064     98,070
                  __________________________________________________________________________

Net Change             (344,011)  6,574,341  (1,037,162) 10,174,938  (3,362,602)    693,609

                  __________________________________________________________________________

Net Assets at
 December 31, 1996  $9,156,294 $40,350,847 $35,162,873 $46,474,674 $37,426,677   $4,157,410
                  ==========================================================================

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

4. INVESTMENT IN MASTER TRUST (continued)

                               Statement of Changes in Net Assets of the Master Trust
                                  for the Year Ended December 31, 1996

                           Fidelity Funds
                   _____________________________

                               Asset     Asset     APL Limited
                      Asset    Manager   Manager     Stock      Loan
                     Manager   Growth    Income       Fund      Fund       Total

Net Assets at
 December 31, 1995 $1,956,695 $2,425,219  $726,051 $9,133,399 $8,050,102 $182,321,128

Realized Gains         63,749    122,097    11,173  1,247,928               6,906,053
Unrealized
 Appreciation           2,166     91,766   (14,018)  (756,847)              3,427,085
Dividend Income       144,174    262,743    38,785                         10,330,752
Interest Income                              2,367               564,873    2,967,956
Receipts from Plans   212,585    336,359   106,503  1,213,505              13,646,075
Distributions
 to Plans            (219,625)  (367,542)  (37,435)  (908,992)            (24,870,556)
Administrative Expenses                                          (28,436)     (28,436)
Interfund Transfers  (344,018)   250,497  (161,397)(1,086,318)                      0
Loans to Participants (35,785)   (51,977)   (5,013)  (244,360) 3,204,636            0
Loan Paybacks          65,619     84,203    17,249    438,128 (4,539,526)           0
                  ____________________________________________________________________

Net Change           (111,135)   728,146   (41,786)   (96,956)  (798,453)  12,378,929

                  ____________________________________________________________________

Net Assets at
 December 31, 1996 $1,845,560 $3,153,365  $684,265 $9,036,443 $7,251,649 $194,700,057
                  ====================================================================

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

5. TRANSACTIONS WITH PARTIES-IN-INTEREST

The APL Limited Stock Fund is provided by the Plan for the purpose of allowing participants to invest in the company's Common Stock (see Note 7). All transactions involving Common Stock are reflected in this fund. The nine mutual funds offered as investment options are managed by Fidelity Management & Research Company.

Commissions and mutual fund expenses, including investment advisor fees paid by the individual mutual funds to Fidelity, are deducted from the investment return of the Funds. An initial set-up fee and quarterly maintenance fee are charged against the accounts of the participants for loans processed by Fidelity. All other trustee fees and related charges have been paid by the company.

6. INCOME TAX STATUS

The Internal Revenue Service has determined and informed the company by a letter dated January 16, 1996, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

7.   SUBSEQUENT EVENT

On April 13, 1997, the company entered into a merger agreement with Neptune Orient Lines Ltd. ("NOL"), a Singapore corporation, and Neptune U.S.A., Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of NOL ("Sub"), pursuant to which Sub will merge with and into the company (the "Proposed Merger"). As a result of the Proposed Merger, the outstanding shares of the company's stock will be converted into the right to receive $33.50 per share in cash and the company will become a wholly-owned subsidiary of NOL. The Proposed Merger, which has been approved by each company's Board of Directors, is conditioned upon approval by holders of a majority of the outstanding shares of the company's Common Stock and is subject to other conditions, including review under the Exon-Florio Amendment and the approval of the United States Maritime Administration. The parties expect to consumate the transaction in the fall of 1997, following the receipt of regulatory and shareholder approvals.

Exhibit 23.1




             CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report dated May 2, 1997, included in this Form 10-K/A Amendment No. 2 into the company's previously filed Registration Statements on Form S-3 (File No. 33-60893) and Form S-8 (File No. 2-89094, and 33-17499).



/s/  Arthur Andersen LLP
San Francisco, California
June 13, 1997